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                                                                   EXHIBIT 10.35

                               PHARMACYCLICS, INC.

                                                 , 1997
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Dear:
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           The purpose of this letter agreement is to document the terms of the severance package to which you will be entitled should there occur certain changes in control of the Company or should your employment with Pharmacyclics, Inc. (the "Company") be terminated involuntarily in connection with such changes in control of the Company.

           Part One of this letter agreement specifies the terms and conditions of your severance benefits. Part Two sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Three concludes this agreement with a series of general terms and conditions applicable to your benefits.

                     PART ONE -- CHANGE IN CONTROL BENEFITS

           Upon a Change in Control or any Change Related Termination effected during the term of this letter agreement, you will become entitled to receive the special severance benefits set forth below.

           1. SEVERANCE PAYMENTS. You will receive severance payments from the Company for a period of twelve (12) months following your Change Related Termination in an aggregate amount equal to the sum of (A) one (1) times the annual rate of base salary in effect for you at the time of your Change Related Termination plus (B) one (1) times the average of the bonuses paid to you for services rendered in the fiscal year immediately preceding the fiscal year of your Change Related Termination. The severance payments will be paid to you in equal installments at bi-weekly intervals over the one (1) year period following your Change Related Termination. At your election, in lieu of the installment payments, the Company will pay you the present value of the severance payments under this Paragraph 1, in a lump sum within thirty (30) days of your Change Related Termination. The present value of the severance payments will be determined using the prime rate in effect at Bank of America N.T.&S.A. in San Francisco, California on the date of your Change Related Termination. Your election to receive the lump sum payment must be made within five (5) business days of your Change Related


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Termination. All payments under this Paragraph 1 will be subject to the
Company's collection of applicable withholding taxes.

           2. HEALTH CARE COVERAGE. The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company's medical/dental insurance plan until the earlier of (i) one (1) year after the effective date of your Change Related Termination or (ii) the first date that you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. At the end of such period, you will be entitled to continued health care coverage pursuant to COBRA at your own expense to the extent permitted by law.

           3. OPTION ACCELERATION AND VESTING OF STOCK ISSUANCES. Upon the occurrence of a Change in Control, as to all outstanding Options then held by you which would otherwise become fully exercisable or fully vest at least eighteen (18) months after the Change in Control, the exercisability and vesting of such options shall be accelerated in accordance with the following schedule: fifty percent (50%) of the previously unexercisable or unvested portion immediately upon the Change in Control; twenty-five percent (25%) of the portion unexercisable or unvested at the time of the Change in Control one (1) year after the Change in Control (if you are then still employed by the Company or its successor); and twenty-five percent (25%) of the portion unexercisable or unvested at the time of the Change in Control eighteen (18) months after a Change in Control (if you are then still employed by the Company or its successor). All Options held by you at the time of a Change in Control which will otherwise become fully exercisable or fully vest within eighteen (18) months following the Change in Control will become exercisable and vest in accordance with the following schedule: fifty percent (50%) of the previously unexercisable or unvested portion immediately upon the Change in Control; the remaining portion will continue to become exercisable and vest in accordance with the exercise/vesting schedule applicable to those Options at the time of the Change in Control. Similarly, as to all shares held by you subject to a repurchase right in the Company which lapses over the course of your employment at least eighteen (18) months after the Change in Control, shall automatically vest, and the repurchase right with respect thereto shall lapse, in accordance with the following schedule: fifty percent (50%) of the shares subject to repurchase immediately upon the Change in Control; twenty-five percent (25%) of the shares subject to repurchase one (1) year after the Change in Control (if you are then still employed by the Company or its successor); and twenty-five percent (25%) of the shares subject to repurchase eighteen (18) months after the Change in Control (if you are then still employed by the Company or its successor). Any shares subject to a repurchase right which otherwise lapses within eighteen (18) months of the Change In Control will vest (and the repurchase right will lapse) in accordance with the following schedule: fifty percent (50%) of the shares subject to repurchase immediately


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upon the Change in Control; the remaining shares will continue to vest (and the repurchase right with respect to those shares will lapse) in accordance with the vesting schedule otherwise applicable to those shares at the time of the Change in Control.

           In the event of any Change Related Termination during the eighteen
(18) month period after the Change in Control, all previously unexercisable options (including options which did not accelerate at the time of the Change in Control) shall become immediately exercisable and the repurchase rights shall lapse as to all shares then held. Each such accelerated Option, together with all of your other vested Options, will remain exercisable until the earlier of
(i) the expiration of the one (1)-year period measured from the effective date of your Change Related Termination or (ii) the end of the specified ten
(10)-year option term and may be exercised for any or all of the option shares in accordance with the exercise provisions of the option agreement evidencing the grant. In addition, all of the unvested Stock Issuances you hold will (to the extent not then otherwise vested) automatically vest upon your Change Related Termination.

           4. BENEFIT REDUCTION. Should any of your severance benefits under this letter agreement be deemed to be parachute payments under Code Section 280G, then the following limitations will become applicable: (i) first, the dollar amount of your severance payment under Paragraph 1, and (ii) then, the accelerated vesting of your options under Paragraph 3 will be reduced to the extent (and only to the extent) necessary to provide you with the maximum after-tax benefit available, after taking into account any parachute excise tax which might otherwise be payable by you under Code Section 4999 and any analogous State income tax provision.

           5. RESTRICTIVE COVENANTS. For the twelve (12) month period following your Change Related Termination:

              (i) You will not directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business enterprise which is at the time in competition with any of the Company's then existing product lines and which is located geographically in an area where the Company maintains substantial business activities, unless you obtain the prior written consent of the Board.

              (ii) You will not directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.



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              (iii) You will not induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

           You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the cessation of the severance benefits provided you under this agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

           None of the foregoing restrictive covenants shall be applicable in the event your Change Related Termination occurs in connection with a Hostile Take-Over.

                             PART TWO -- DEFINITIONS

           DEFINITIONS. For purposes of this letter agreement, the following definitions will be in effect:

           BOARD means the Company's Board of Directors.

           CHANGE IN CONTROL means any of the following events:

              (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction and the composition of the Board of Directors of the Company following such transaction is such that the directors of the Company prior to the transaction constitute less than fifty percent (50%) of the Board membership following the transaction,

              (ii) the sale, transfer or other disposition of all or
            substantially all of the assets of the Company in complete liquidation or dissolution of the Company, or

              (iii) a Hostile Take-Over.


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           CHANGE RELATED TERMINATION means an Involuntary Termination which occurs within thirty-six (36) months of a Change in Control.

           CODE means the Internal Revenue Code of 1986, as amended.

           COMMON STOCK means the Company's common stock.

           HEALTH CARE COVERAGE means the continued medical/dental, vision and disability insurance coverage to which you and your eligible dependents may become entitled under this agreement upon the Change Related Termination of your employment other than Termination for Cause.

           HOSTILE TAKE-OVER means either of the following events:

              (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept, or

              (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

           INVOLUNTARY TERMINATION means the termination of your employment with the Company:

              (i) involuntarily upon your discharge or dismissal; or

              (ii) voluntarily upon your resignation following (A) a change in your position with the Company which materially reduces your level of


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            responsibility, (B) an annual compensation increase, if increases are given, which is less than 50% of the mean increases given to all other corporate officers, (C) a decrease in salary or compensation (health, benefits, vacation, etc.) which is greater than ten percent (10%) above the decrease applicable to other corporate officers on average, or (D) a relocation of your principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

                        In no event shall an Involuntary Termination be deemed to occur should your employment terminate by reason of death or permanent disability.

                        1934 ACT means the Securities Exchange Act of 1934, as amended.

                        OPTION means any option granted to you under the Company's 1992 Stock Option Plan, 1995 Stock Option Plan or any other equity incentive plan subsequently adopted by the Company or any successor which is outstanding at the time of your subsequent Change Related Termination.

                        STOCK ISSUANCE means the issuance of unvested shares of Common Stock under the Company's 1992 Stock Option Plan, the 1995 Stock Option Plan or any other equity incentive plan subsequently adopted by the Company or any successor.

                        TERMINATION FOR CAUSE means an Involuntary Termination of your employment with the Company by reason of your commission of any act of fraud, embezzlement or dishonesty, or your unauthorized use or disclosure of confidential information or trade secrets of the Company or its subsidiaries or your material failure to perform your duties as specified by the Chief Executive Officer of the Company or the Board of Directors of the Company.

                     PART THREE -- MISCELLANEOUS PROVISIONS

                        1. TERMINATION FOR CAUSE. Should your Involuntary Termination constitute a Termination for Cause, then the Company shall only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part One of this letter agreement.

                        2. TERM OF AGREEMENT. The provisions of this letter agreement will continue in effect until December 31, 2001. Thereafter, this letter agreement will continue in effect from calendar year to calendar year, unless terminated by written notice to you from the Company


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at least thirty (30) days prior to the start of the next calendar year. In the event of a Change in Control, this agreement shall be automatically renewed for thirty-six (36) months from the date of the Change in Control or until December 31, 2001, whichever is later.

                        3. GENERAL CREDITOR STATUS. The benefits to which you may become entitled under this letter agreement (except those attributable to your Options or Stock Issuances) will be paid, when due, from the general assets of the Company. Your right (or the right of the executors or administrators of your estate) to receive any such payments will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors of the Company.

                        4. DEATH. Should you die before receipt of all benefits to which you become entitled under this letter agreement, then the payment of such benefits will be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise your Options, then each such Option may be exercised, during the applicable exercise period in effect hereunder for those Options at the time of your death, by the executors or administrators of your estate or by person to whom the Option is transferred pursuant to your will or in accordance with the laws of inheritance.

                        5. MISCELLANEOUS. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California. This agreement incorporates the entire agreement between you and the Company relating to the subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter. This agreement may only be amended by written instrument signed by you and another duly-authorized officer of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter agreement shall continue in full force and effect.

                        6. REMEDIES. All rights and remedies provided pursuant to this letter agreement or by law will be cumulative, and no such right or remedy will be exclusive of any


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other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this letter agreement.

                        7. ARBITRATION. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of this agreement or any monetary claim arising from or relating to this agreement will be submitted to final and binding arbitration in San Jose, California in accordance with the rules of the American Arbitration Association then in effect.

                        8. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this agreement shall confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

                        9. PROPRIETARY INFORMATION. You hereby acknowledge that the Company may, from time to time during your employment with the Company, disclose to you confidential information pertaining to the Company's business and affairs. All information and data, whether or not in writing, of a private or confidential nature concerning the business or financial affairs of the Company (collectively, "Proprietary Information") is and will remain the sole and exclusive property of the Company. In connection with such Proprietary Information, you agree as follows:

                            (i) You will not, during your employment with the
               Company or at any time thereafter, disclose to any third party or directly or indirectly make use of any such Proprietary Information other than in connection with, and in furtherance of, the Company's business and affairs.

                            (ii) You agree that you will use all files, letters,
               memoranda, reports, records, data or other written, reproduced or other tangible manifestations of the Proprietary Information, whether created by you or others, to which you have access during your employment with the Company, only in the performance of your duties with the Company. You will return all such materials (whether written, printed or otherwise reproduced or recorded) to the Company immediately upon the termination of your employment with the Company or upon any earlier request by the Company, without retaining any copies, notes or excerpts thereof.


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                            (iii) Your obligations under this Paragraph 9 will
               continue in effect after the termination of your employment with the Company, whatever the reason or reasons for such termination, and the Company will have the right to communicate with any future or prospective employer concerning your continuing obligations under this Paragraph 9.

                        Please indicate your acceptance of the foregoing provisions of this severance agreement by signing the enclosed copy of this letter agreement and returning it to the Company.


                                       PHARMACYCLICS, INC.



                                       By:
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                                       Title:
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ACCEPTED BY AND AGREED TO



Signature:
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Dated:             , 1996
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